Appendix A



                              John Hancock Fund II


              Establishment of Special and Relative Rights for New
                     Series of Shares of Beneficial Interest



     The undersigned, being a majority of the Trustees of John Hancock Funds II (the "Trust"), acting pursuant to Sections 5.11 and 8.3 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated August 12, 2005 (the "Declaration of Trust") hereby establish the following special and relative rights for the Series of Shares (as defined in the Declaration of Trust) set forth below (the "New Funds"):

     1.  Index 500 Fund
     2.  Lifecycle 2010 Portfolio
     3.  Lifecycle 2015 Portfolio
     4.  Lifecycle 2020 Portfolio
     5.  Lifecycle 2025 Portfolio
     6.  Lifecycle 2030 Portfolio
     7.  Lifecycle 2035 Portfolio
     8.  Lifecycle 2040 Portfolio
     9.  Lifecycle 2045 Portfolio
     10.  Lifecycle 2050 Portfolio
     11.  Lifecycle Retirement Portfolio



     A New Fund may merge or consolidate with any other trust, partnership, association, corporation or other organization and the Trustees may sell, convey and transfer the assets belonging to any one or more New Fund
     ("Transferor Series of Shares"), to another trust, partnership, association, corporation or other organization, or to the Trust to be held as assets belonging to another Series of Shares, in exchange for cash, securities or other consideration (including, in the case of a transfer to another Series of Shares of the Trust, Shares of such other Series of Shares) with such transfer being made subject to, or with the assumption by the transferee of, the liabilities belonging to each Transferor Series of Shares if deemed appropriate by the Trustees. The Trustees shall have the authority to effect any such merger, consolidation or transfer of assets, without action or approval of the Shareholders, to the extent consistent with applicable laws and regulation.

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     In witness  whereof,  the  undersigned  have  executed  this  instrument in duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust this September 29, 2006.


/s/ Charles L. Bardelis                /s/James R. Boyle
-----------------------                -----------------
Charles L. Bardelis                    James. R. Boyle


/s/ Peter S. Burgess                   /s/Elizabeth G. Cook
--------------------                   --------------------
Peter S. Burgess                       Elizabeth G. Cook


/s/ William H. Cunningham              /s/Charles L. Ladner
-------------------------              --------------------
Willliam H. Cunningham                 Charles L. Ladner


/s/Hassell H. McClellan                /s/James M. Oates
-----------------------                -----------------
Hassell H. McClellan                   James M. Oates



The Amended and Restated Agreement and Declaration of Trust of the Trust, dated August 12, 2006, a copy of which together with all amendments thereto is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that this instrument was executed by the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of them or the shareholders of the Trust individually, but are binding only upon the assets belonging to the Trust, or the particular Series of Shares in question, as the case may be.